Exhibit 3.2

CERTIFICATE OF CORRECTION
TO THE
CERTIFICATE OF INCORPORATION
OF
GENTIVA HEALTH SERVICES, INC.

Pursuant to Section 103(f) of the General
Corporation Law of the State of Delaware

            I, the undersigned, of Gentiva Health Services, Inc. do hereby certify that the Amended and Restated Certificate of Incorporation filed on January 4, 2000 contained an inaccurate record.

ARTICLE 7. provided that:

"Section 7.2.     Number, Election and Term of Office.  Except in respect of the election of additional directors as otherwise provided for by or pursuant to the provisions of the certificate of incorporation of the Corporation (including any Preferred Stock Designation) pertaining to any class or series of stock having a preference over the Common Stock as to dividends or distributions upon liquidation, the number of the directors of the Corporation shall be fixed from time to time (and may be changed) exclusively pursuant to a resolution adopted by a majority of the directors then in office, but shall not be more or less than that set forth in the Bylaws; provided, however, that no reduction in the number of directors shall end the term of office of any incumbent director prior to the date such director's term of office would otherwise end.  The directors, other than those who may be elected by the holders of any class or series of stock having a preference over the Common Stock as to dividends or distributions upon liquidation, shall be classified, with respect to the time for which they severally hold office, into three classes designated Class I, Class II and Class III, as nearly equal in number as possible.  Class I directors shall initially be elected for a term expiring at the annual meeting of stockholders to be held in 2000.  Class II directors shall initially be elected for a term expiring at the annual meeting of stockholders to be held in 2001.  Class III directors shall initially be elected for a term expiring at the annual meeting of stockholders to be held in 2002.  Each director shall hold office until his or her successor is duly elected and qualified.  At each succeeding annual meeting of stockholders, directors elected to succeed those directors whose terms then expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election, with each director to hold office until his or her successor shall have been duly elected and qualified."

ARTICLE 7. should read as follows:

"Section 7.2.     Number, Election and Term of Office.  Except in respect of the election of additional directors as otherwise provided for by or pursuant to the provisions of the certificate of incorporation of the Corporation (including any Preferred Stock Designation) pertaining to any class or series of stock having a preference over the Common Stock as to dividends or distributions upon liquidation, the number of the directors of the Corporation shall be fixed from time to time (and may be changed) exclusively pursuant to a resolution adopted by a majority of the directors then in office, but shall not be more or less than that set forth in the Bylaws; provided, however, that no reduction in the number of directors shall end the term of office of any incumbent director prior to the date such director's term of office would otherwise end.  The directors, other than those who may be elected by the holders of any class or series of stock having a preference over the Common Stock as to dividends or distributions upon liquidation, shall be classified, with respect to the time for which they severally hold office, into three classes designated Class I, Class II and Class III, as nearly equal in number as possible.  Class I directors shall initially be elected for a term expiring at the first annual meeting of stockholders.  Class II directors shall initially be elected for a term expiring at the second annual meeting of stockholders.  Class III directors shall initially be elected for a term expiring at the third annual meeting of stockholders.  Each director shall hold office until his or her successor is duly elected and qualified.  At each succeeding annual meeting of stockholders, directors elected to succeed those directors whose terms then expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election, with each director to hold office until his or her successor shall have been duly elected and qualified."

            IN WITNESS WHEREOF, the Corporation has caused this Certificate to be duly executed by its authorized person as of the 28th day of June, 2002.

GENTIVA HEALTH SERVICES, INC. By: /s/ John R. Potapchuk Name: John R. Potapchuk Title: Senior Vice President and Chief Financial Officer